UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2019

Outlook Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37759	38-3982704
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Clarke Drive Cranbury, New Jersey	08512
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (609) 619-3990

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 3.03.	Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 below is incorporated by reference into this Item 3.03.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 15, 2019, Outlook Therapeutics, Inc. (the “Company”) filed a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Certificate of Amendment”), which effected, immediately upon filing, a one-for-eight reverse stock split (the “Reverse Stock Split”) of the Company’s issued and outstanding common stock, $0.01 par value per share (the “Common Stock”).

As a result of the Reverse Stock Split, every eight shares of Common Stock issued and outstanding was combined into one share of Common Stock and the total number of shares of Common Stock outstanding will be reduced from approximately 94.1 million shares to approximately 11.8 million shares. No fractional shares were issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to a fractional share of Common Stock are instead entitled to receive a proportional cash payment.

The Reverse Stock Split did not change the par value of the Common Stock or the authorized number of shares of Common Stock. All options, warrants, and convertible securities of the Company outstanding immediately prior to the Reverse Stock Split will be adjusted in accordance with their terms.

As previously disclosed, at the Company’s 2018 Annual Meeting of Stockholders held on September 21, 2018 (the “Annual Meeting”) the stockholders of the Company approved a proposal to amend the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Common Stock at a ratio in the range of not less than one-for-two and not more than one-for-ten at the discretion of the Board of Directors of the Company (the “Board”). Pursuant to the authority granted by the Company’s stockholders at the Annual Meeting, the Board approved the Reverse Stock Split.

Trading of the Common Stock on a Reverse Stock Split-adjusted basis on the Nasdaq Capital Market will begin at the opening of trading on March 18, 2019. In connection with the Reverse Stock Split, the Common Stock will also commence trading with a new CUSIP number, 69012T206, at such time.

The Company’s transfer agent, American Stock Transfer & Trust Company, LLC, is acting as the exchange agent for the Reverse Stock Split. AST will provide instructions to record stockholders for receiving payment for any fractional shares. Those stockholders holding Common Stock in “street name” will receive instructions from their brokers.

The summary of the Certificate of Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Amendment, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

On March 15, 2019, the Company issued a press release with respect to the Reverse Stock Split, a copy of which is being furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation.
99.1	Press Release dated March 15, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Outlook Therapeutics, Inc.

Date: March 18, 2019	By:	/s/ Lawrence A. Kenyon
Lawrence A. Kenyon
Chief Executive Officer and Chief Financial Officer